UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 1, 2024

Definitive Healthcare Corp.

(Exact name of Registrant as Specified in Its Charter)

Commission File Number 001-40815

Delaware		86-3988281
(State of Incorporation)		(IRS Employer Identification No.)
492 Old Connecticut Path, Suite 401
Framingham, Massachusetts 01701
(Address of Principal Executive Offices)

508 720-4224
Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.001 par value	DH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On November 7, 2024, Definitive Healthcare Corp. (the “Company”) issued a press release announcing its financial results for the third quarter ended September 30, 2024. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information furnished in this Item 2.02 on this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2024, the Company announced that, following discussions regarding the scope of the role of Chief Financial Officer, Richard Booth, the Company’s Chief Financial Officer, and the Company agreed that Mr. Booth will be leaving the Company effective June 1, 2025. Mr. Booth will continue to serve as Chief Financial Officer until June 1, 2025, unless his successor is duly appointed prior to such date. The Company’s Board of Directors made this decision on November 1, 2024 and determined that Mr. Booth’s departure constitutes a termination of employment without “cause” for purposes of any employment, equity compensation, or benefit agreement, plan, or arrangement of the Company and its subsidiaries to which Mr. Booth is a party or otherwise participates.

In the interest of ensuring a smooth transition, the Board awarded Mr. Booth a short-term retention incentive in the form of 92,379 time-vesting restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan, granted effective November 5, 2024. Such RSUs will vest on November 1, 2025 subject to Mr. Booth’s continued service.

The Company will be commencing a search, which will include both internal and external candidates, to identify Mr. Booth’s successor prior to his June 1, 2025 departure date.

Item 8.01 Other Events

On November 1, 2024, the Company’s Board of Directors authorized a stock repurchase program of up to $100.0 million of its Class A Common Stock, which expires on December 31, 2025 (the “Repurchase Program”), which will take effect upon the expiration or completion of the Company’s previously announced $20.0 million stock repurchase program. Repurchases may be effected, from time to time, either on the open market (including pre-set trading plans), in privately negotiated transactions, and other transactions in accordance with applicable securities laws.

The timing and the amount of any repurchased Class A Common Stock will be determined by the Company’s management based on its evaluation of market conditions and other factors. The Repurchase Program will be funded using the Company’s working capital. Any repurchased shares of Class A Common Stock will be retired. The Repurchase Program does not obligate the Company to acquire any particular amount of Class A Common Stock, and the Repurchase Program may be suspended or discontinued at any time at the Company’s discretion. As of November 7, 2024, no repurchases have been made pursuant to the Repurchase Program.

On November 7, 2024, the Company and Advent International entered into a voting agreement, pursuant to which Advent International and its affiliated funds (“Advent”) agreed, on each matter brought to a vote at any annual or special meeting of the Company’s stockholders and in connection with any action proposed to be taken by consent of the Company’s stockholders in lieu of a meeting, to vote all shares of voting stock of the Company, or other voting or equity securities of the Company which could be issued (collectively, “Voting Securities”) beneficially owned by Advent that exceed 40.3% of the outstanding Voting Securities of the Company as a result of the Repurchase Program (the “Excess Voting Securities”), in the same proportion as all votes cast by stockholders other than Advent. Any Voting Securities that are not Excess Voting Securities may be voted at the discretion of Advent.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Voting Agreement date November 7, 2024.
99.1	Press Release Dated November 7, 2024 (furnished herewith pursuant to Item 2.02)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEFINITIVE HEALTHCARE CORP.

By:	/s/ Richard Booth
Name:	Richard Booth
Title:	Chief Financial Officer

Date: November 7, 2024